Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Second Quarter 2010 Financial Results

For Immediate Release

NEW YORK, NY – July 21, 2010 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Raised approximately $129.4 million of net proceeds through a public offering of common stock that closed on June 30, 2010.

•

Net asset value of $13.15 per share after declaring a $0.60 dividend per share on June 14, 2010 and taking into account the impact of the new shares issued during the public offering completed on June 30, 2010 (the “New Shares”).

•	GAAP net income of $27.6 million or $1.46 per diluted share.

•	Core Earnings of $11.0 million or $0.58 per diluted share.

•

Received $1.8 million of distributions from collateralized loan obligations (“CLOs”) of which $1.1 million were accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings.

•	Interest rate spread net of hedge of 2.83%.

•	Weighted average amortized cost of Agency RMBS of $101.7.

•	Non-investment expenses as a percentage of net assets of 3.21%.

During the quarter ended June 30, 2010 the Company rebalanced its hedges. It extended the hedges’ weighted average maturity to 3.4 years at June 30, 2010 from 2.4 years at March 31, 2010. In addition, this rebalancing reduced the weighted average interest rate strike to 1.7% at June 30, 2010 from 2.0% at March 31, 2010. The Company realized $17.2 million of swap losses during the quarter ended June 30, 2010. These losses will be amortized over three to four years for tax purposes, in line with the remaining lives of the swaps that were terminated.

Public Offering

On June 30, 2010, the Company successfully completed a public offering of 10,925,000 shares of common stock, raising approximately $129.4 million of net proceeds, bringing the total number of shares of common stock outstanding to 29,692,654 at June 30, 2010. As part of the Company’s plan to invest the net proceeds of the offering, the Company entered into several forward settling purchases. As of June 30, 2010 the Company had the following forward settling purchases:

Forward Settling Purchases	Settle Date	Par Value	Payable
GNMA - 30 Year 3.5% Hybrid ARM	7/22/2010	$85,000,000	$86,872,656
FNMA - 30 Year 3.65% Hybrid ARM	8/23/2010	50,000,000	50,968,750
FNMA - 30 Year 3.7% Hybrid ARM	8/23/2010	20,036,173	20,439,374
FNMA - 30 Year 3.6% Hybrid ARM	8/23/2010	50,000,000	51,312,500
GNMA - 30 Year 3.5% Hybrid ARM	9/22/2010	50,000,000	50,984,375
FNMA - 30 Year 3.767% Hybrid ARM	9/22/2010	50,186,513	51,680,346
FNMA - 30 Year 3.699% Hybrid ARM	9/24/2010	14,743,298	15,146,722
FNMA - 30 Year 3.845% Hybrid ARM	9/29/2010	50,000,000	51,492,188
FNMA - 30 Year 3.7% Hybrid ARM	10/21/2010	25,000,000	25,718,750
FNMA - 30 Year 3.58% Hybrid ARM	10/21/2010	50,000,000	51,218,750
FNMA - 30 Year 3.615% Hybrid ARM	10/21/2010	50,000,000	51,187,500
FNMA - 30 Year 3.55% Hybrid ARM	10/21/2010	25,000,000	25,542,969
FNMA - 30 Year 3.69% Hybrid ARM	10/22/2010	50,000,000	51,234,375

Total		$569,965,984	$583,799,255

Since June 30, 2010 through July 16, 2010, the Company has made additional forward settling purchases of $965.6 million comprised of $470.5 million of Agency RMBS collateralized by fixed rate mortgages and $495.1 million Agency RMBS collateralized by hybrid ARMS. In addition since June 30, 2010 to July 16, 2010 the Company entered into additional interest rate swaps of $550.0 million of notional amount.

Second Quarter 2010 Results

The Company had net income of $27.6 million during the second quarter of 2010, or $1.46 per diluted share, compared to $10.1 million or $0.54 per diluted share in the first quarter of 2010. During the second quarter of 2010, the Company had Core Earnings of $11.0 million, or $0.58 per diluted share, compared to $10.4 million, or $0.56 per diluted share in the first quarter of 2010. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of the increase in interest income from CLOs as well as the smaller impact from prepayments. During the second quarter of 2010 the interest income from CLOs was $0.7 million compared to $0.4 million during the first quarter of 2010. The effect of prepayments is discussed below under the caption “Prepayments.”

The Company received $1.8 million of distributions from CLOs of which $1.1 million were accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings. This compared to distributions from CLOs of $0.9 million of which $0.5 million were accounted for as a reduction of their cost basis for the first quarter of 2010.

The Company’s interest rate spread net of hedge increased to 2.83% for the second quarter of 2010 from 2.72% in the first quarter of 2010. This increase was largely due to an increase in the yield on Agency RMBS. Our average yield on Agency RMBS increased to 3.98% during the second quarter of 2010 compared to 3.86% during the first quarter of 2010.

The Company’s net asset value per share on June 30, 2010 was $13.15 after declaring a $0.60 dividend per share on June 14, 2010 and taking into account the impact of the New Shares, compared with $13.03 at March 31, 2010.

The Company’s non-investment expenses as a percentage of net assets was 3.21% for the quarter, compared to 3.63% in the first quarter of 2010. This change was primarily the result of the increase in net assets. During the second quarter of 2010 average net assets were $260.7 million compared to $249.4 million for the first quarter of 2010.

	Three Months Ended
	June 30, 2010	March 31, 2010
Key Portfolio Statistics*
Average Agency RMBS (1)	$1,661,529,971	$1,723,303,293
Average repurchase agreements	1,473,952,875	1,524,644,235
Average net assets	260,661,753	249,412,135
Average yield on Agency RMBS (2)	3.98%	3.86%
Average cost of funds & hedge (3)	1.15%	1.14%
Interest rate spread net of hedge (4)	2.83%	2.72%
Leverage ratio (at period end) (5)	5.3:1	6.5:1

(1)	Our average Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS during the period.
(2)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(3)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average repurchase agreements.
(4)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds from our average yield on Agency RMBS.
(5)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $118.5 million in scheduled and unscheduled principal repayments and prepayments and net amortization of premium (including paydown losses) of $1.2 million for the three months ended June 30, 2010. This compared to $144.7 million in scheduled and unscheduled principal repayments and prepayments and net amortization of premium (including paydown losses) of $2.2 million for the three months ended March 31, 2010.

In early March 2010, both Freddie Mac and Fannie Mae announced they would purchase from the pools of mortgage loans underlying their mortgage pass-through certificates all mortgage loans that are more than 120 days delinquent. Freddie Mac implemented its purchase program in February 2010 with actual purchases beginning in March 2010. Fannie Mae began its process in March 2010 and announced it would implement the initial purchases over a period of three months, beginning in April 2010. Further, both agencies announced that on an ongoing basis they would purchase loans from the pools of mortgage loans underlying their mortgage pass-through certificates that become 120 days delinquent. The impact of these programs thus far is reflected in the constant prepayment rate, or CPR, of the Company’s portfolio. Our holdings of Agency RMBS backed by 15 year mortgages protect us to a large degree from these prepayments as the delinquency rate of 15 year mortgages is very low, according to data released by Fannie Mae and Freddie Mac. The effect of these purchase programs on our portfolio has been lower than expected and the CPR of our overall portfolio was only 17.4% for the second quarter of 2010 compared to 22.0% for the first quarter of 2010.

Dividend

The Company declared a common dividend of $0.60 per share with respect to the three months ended June 30, 2010, up from $0.55 per share for the three months ended March 31, 2010. Using the closing share price of $12.66 on June 30, 2010, the second quarter dividend equates to an annualized dividend yield of 19.0%.

Portfolio

At June 30, 2010, the Company’s $2.3 billion portfolio of Agency RMBS was backed by: hybrid adjustable-rate mortgages (“ARMs”) with 24 or fewer months to reset (“Short Reset ARMs”) (8.2%), hybrid ARMs with 25 to 84 months to reset (“Hybrid ARMs”) (45.1%) and fixed-rate mortgages (46.7%). Additional information about our Agency RMBS portfolio at June 30, 2010 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost	Price	MTR(1)		Coupon	CPR(2)
Short Reset ARMs	$178,411	$187,217	$101.41	$104.94	8.3		3.57%	28.0%
Hybrid ARMs	988,450	1,029,590	101.84	104.16	61.2		3.93%	30.5%
Fixed Rate	1,013,010	1,067,818	101.60	105.41	NA		4.21%	9.8%

Total/Weighted-Average	$2,179,871	$2,284,625	$101.69	$104.81	53.1	(3)	4.03%	17.4%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our Short Reset ARM and Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At June 30, 2010, the Company had financed its portfolio with approximately $1.4 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.32% and a weighted average maturity of approximately 41.82 days. In addition, the Company had payable for securities purchased of $583.8 million. The Company’s leverage ratio at June 30, 2010 was 5.3 to 1, which is lower than the 6.5 to 1 at March 31, 2010 because the Company was still investing the net proceeds from the public offering completed on June 30, 2010. At June 30, 2010, the Company’s liquidity position was approximately $276.0 million, consisting of unpledged Agency RMBS, cash and cash equivalents. Below is a list of outstanding repurchase agreements at June 30, 2010.

Counterparty	Total Outstanding Borrowings	% of Total	Amount at Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$74,448,000	5.2%	$6,516,218	8
Barclays Capital, Inc.	114,160,080	7.9%	8,376,341	68
BNP Paribas	95,535,000	6.6%	5,470,959	83
Cantor Fitzgerald & Co.	80,566,000	5.6%	5,355,443	64
Credit Suisse First Boston	46,628,447	3.2%	2,355,765	19
Daiwa Securities America, Inc.	60,626,000	4.2%	3,991,593	7
Deutsche Bank Securities, Inc.	132,036,000	9.1%	10,192,815	9
Goldman Sachs Group, Inc.	162,750,000	11.2%	10,092,720	69
Greenwich Capital Markets, Inc.	125,724,230	8.7%	9,947,225	6
Guggenheim Liquidity Services, LLC	49,320,000	3.4%	3,117,352	71
ING Financial Markets LLC	75,313,000	5.2%	4,630,269	67
Jefferies & Company, Inc.	24,617,000	1.7%	1,418,146	8
LBBW Securities LLC	102,994,000	7.1%	6,625,464	83
MF Global, Ltd	57,594,000	4.0%	2,777,062	46
Mizuho Securities USA, Inc.	43,699,000	3.0%	2,698,646	21
Morgan Keegan & Co.	34,421,000	2.4%	3,031,217	6
Nomura Securities International, Inc.	42,316,420	2.9%	2,750,318	26
South Street Securities LLC	124,851,946	8.6%	7,521,331	19

Total	$1,447,600,123	100.0%	$96,868,884

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. At June 30, 2010, the Company had entered into six interest rate swap contracts with an aggregate notional amount of $1.1 billion. During the quarter ended June 30, 2010 the Company rebalanced its hedges. It extended the hedges’ weighted average maturity to 3.4 years at June 30, 2010 from 2.4 years at March 31, 2010. In addition, this rebalancing reduced the weighted average interest rate strike to 1.7% at June 30, 2010 from 2.0% at March 31, 2010. The Company realized $17.2 million of swap losses during the quarter. These losses will be amortized over three to four years for tax purposes, in line with the remaining lives of the swaps that were terminated.

Below is a summary of our interest rate swaps open at June 30, 2010:

As of June 30, 2010

Counterparty	Expiration Date	Pay Rate	Receive Rate	Notional Amount	Fair Value
Deutsche Bank Group	May 2013	1.7050%	3-Month LIBOR	$240,000,000	$(2,838,708)
The Royal Bank of Scotland plc	May 2013	1.6000%	3-Month LIBOR	100,000,000	(844,724)
The Royal Bank of Scotland plc	June 2013	1.3775%	3-Month LIBOR	300,000,000	(387,767)
Deutsche Bank Group	May 2014	2.1200%	3-Month LIBOR	200,000,000	(3,393,545)
The Royal Bank of Scotland plc	May 2014	1.8825%	3-Month LIBOR	200,000,000	(1,561,363)
The Royal Bank of Scotland plc	July 2014	1.7200%	3-Month LIBOR	100,000,000	(30,559)

Total				$1,140,000,000	$(9,056,666)

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Thursday, July 22, 2010, to discuss its financial results for the quarter ended June 30, 2010. To participate in the event by telephone, please dial 866.788.0538 at least 10 minutes prior to the start time and reference the conference passcode 89253223. International callers should dial 857.350.1676 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Thursday, July 22, 2010 at approximately 12:00 PM Eastern Time through Thursday, July 29, 2010 at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 85013008. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2010 (Unaudited)	December 31, 2009*

ASSETS:
Investments in securities, at fair value (cost, $2,242,981,687 and $1,846,995,280, respectively)	$2,297,490,481	$1,853,251,613
Interest rate swap contracts, at fair value	—	1,131,487
Cash and cash equivalents	140,625,097	1,889,667
Receivable for securities sold	2,125,012	2,724,805
Interest receivable	6,620,928	6,886,816
Prepaid insurance	815,377	89,642
Prepaid and deferred offering costs	—	222,266

Total assets	2,447,676,895	1,866,196,296

LIABILITIES:
Repurchase agreements	1,447,600,123	1,372,707,572
Interest rate swap contracts, at fair value	9,056,666	4,925,333
Payable for securities purchased and terminated swap contract	586,461,254	229,838,772
Distribution payable	11,260,592	10,316,082
Accrued interest payable (including accrued interest on repurchase agreements of $260,523 and $353,856, respectively)	1,772,724	3,387,431
Related party management fee payable	416,323	356,873
Accrued offering costs	219,242	—
Accrued expenses and other liabilities	338,207	373,251

Total liabilities	2,057,125,131	1,621,905,314

NET ASSETS	$390,551,764	$244,290,982

Net Assets consist of:
Common Stock, $0.01 par value, 500,000,000 shares authorized (29,692,654 and 18,756,512 shares issued and outstanding, respectively)	$296,927	$187,565
Additional paid in capital	439,354,081	309,368,569
Accumulated deficit	(49,099,244)	(65,265,152)

NET ASSETS	$390,551,764	$244,290,982

NET ASSET VALUE PER SHARE	$13.15	$13.02

*	Derived from audited financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	June 30, 2010	March 31, 2010
INVESTMENT INCOME - Interest income	$17,265,278	$16,936,967

EXPENSES:
Interest	1,081,011	986,412
Management fees	1,151,973	1,075,550
Related party management compensation	314,872	330,473
General, administrative and other	619,250	825,414

Total expenses	3,167,106	3,217,849

Net investment income	14,098,172	13,719,118

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(2,167,600)	(7,252,882)
Net unrealized appreciation (depreciation) on investments	34,535,276	13,717,185

Net gain (loss) from investments	32,367,676	6,464,303

GAINS AND (LOSSES) FROM SWAP CONTRACTS:
Net swap interest income (expense)	(3,137,823)	(3,294,420)
Net gain (loss) on termination of swap contracts	(17,205,497)	—
Net unrealized appreciation (depreciation) on swap contracts	1,482,962	(6,745,782)

Net gain (loss) from swap contracts	(18,860,358)	(10,040,202)

NET INCOME	$27,605,490	$10,143,219

NET INCOME PER COMMON SHARE - DILUTED	$1.46	$0.54

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
	June 30, 2010	March 31, 2010
Non-GAAP Reconciliation:
NET INCOME	$27,605,490	$10,143,219
Net (gain) loss from investments	(32,367,676)	(6,464,303)
Net (gain) loss on termination of swap contracts	17,205,497	—
Net unrealized (appreciation) depreciation on swap contracts	(1,482,962)	6,745,782

Core Earnings	$10,960,349	$10,424,698